Exhibit 10.28

MYRIAD GENETICS, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into by and between Myriad Genetics, Inc., its wholly-owned subsidiaries, Myriad Genetic Laboratories, Inc. and Myriad Pharmaceuticals, Inc. (hereinafter collectively referred to as the “Company”), and Mark Capone (hereinafter referred to as “Employee”).

In consideration of the undersigned’s employment, compensation, and other valuable consideration and mutual covenants contained herein, the parties agree as follows:

1. At Will Employment. Company employs Employee on an at-will basis, which means that either Employee or the Company can terminate the employment relationship at any time for any reason, with or without notice or cause. Employee’s employment with the Company is not for any particular period of time. No manager or supervisor of the Company has authority to modify or alter the Company’s at-will employment relationship with Employee, and any statements or promises contrary to at-will employment may not be relied upon by Employee. Employee’s at-will employment with the Company may not be modified or changed in any way, except through a new written employment agreement signed by the President and CEO of the Company and Employee.

2. Compensation. In consideration for the obligations entered into by Employee, the Company initially shall pay Employee in full for Employee’s services hereunder at the rate of $ 180,000 per year/hour, commencing on the 1st day of October, 2002.

3. Duties. Employee shall at all times faithfully, industriously, and to the best of his/her ability, experience, and talents, perform all of the duties that may be required of him/her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Employee shall not, directly or indirectly, in any manner or in any capacity, engage in an outside business endeavor of any kind without the Company’s express written approval, signed by an officer of the Company.

4. Inventions or Improvements. Any inventions, discoveries, know-how, or improvements, which Employee may conceive, make, invent, or develop during his/her employment by the Company, relating to any matter or thing, including but not limited to genetic maps, genes, gene sequences, material containing a DNA sequence, gene products, protein molecules, nucleic acid molecules, monoclonal antibodies, pedigrees, genealogy data, germplasm, bacterial artificial chromosomes (BACs), contigs, cell lines, microorganisms, biologically active compounds, drug screens, processes, and methods of gene identification or gene sequencing, that may be connected in any way with Employee’s work or related in any way to the Company’s business or the Company’s foreseeable future business, shall be the absolute property of the Company and shall be promptly disclosed to the Company by Employee. Employee agrees that he/she will, at the request of the Company, at any time during his/her employment or thereafter, assign to the Company the rights to said inventions and improvements and any patent applications filed or patents granted thereon.

5. Nondisclosure and Nonuse of Information. Employee agrees that during his/her employment and thereafter, he/she will not use or disclose to any person, agency, company, business, or organization, unless authorized by the Company, any confidential or proprietary information concerning the Company, including but not limited to any inventions, discoveries, know-how, improvements, processes, products, services, proposals, solicitations, negotiations, customers, manner and method of operations, trade secrets, business plans, financial information, salary information of other Myriad employees and the like.

6. Noncompetition Agreement. Employee agrees that during the term of his/her employment he/she will not compete with the Company either directly or indirectly in any matter or area in which, during the term of his/her employment, Company did or does business, scientific, technological or product research, development, manufacturing, the providing of services, or marketing (collectively referred to as “business”) or reasonable contemplates that it will do business in the foreseeable future. Employee agrees that he/she will not use the Company’s name, facilities, confidential material, trade secrets, know-how, or privileged information to solicit from any agency, company, business, or organization, work that would result in income or compensation of any form to Employee or another company or business organization.

7. Nonsolicitation Agreement

a. Nonsolicitation of Customers. During the period of Employee’s employment, and for a period of two (2) years following voluntary termination of employment or termination of employment for cause, Employee will not directly or indirectly solicit the predictive medicine business of any customer of the Company for use in any activities in competition with activities of the Company, of which Employee acquired knowledge and/or with whom Employee had direct or indirect contact during period of employment relationship with the Company for any purpose other than to obtain, maintain, and/or service the customer’s business for the Company.

b. Nonsolicitation of Employees. For a period of two (2) years following voluntary or involuntary termination of employment with the Company, Employee agrees not to directly or indirectly recruit or solicit any employees of the Company to work for Employee or any other person or company.

As used above in Sections 7a and 7b, the term “indirectly solicit” includes, but is not limited to, providing names of employees of the Company, information about employees of the Company, providing Company’s proprietary information to another individual, or entity, and allowing the use of Employee’s name by any company (or any employees of any other company) other than the Company, in the solicitation of the business of Company’s customers.

8. Construction. The parties hereto agree that the terms of this Agreement shall be construed in accordance with the laws of the State of Utah.

9. Severability. If any provisions hereof should be held invalid, illegal, or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that would render any provisions hereof prohibited or unenforceable in any respect.

10. Entire Agreement. This Agreement supercedes any prior agreement or understandings between Employee and Company with respect to employment, noncompetition, nonsolicitation and nondisclosure, and constitutes the entire agreement between Employee and Company. No modification or amendment of this Agreement shall be effective unless made in writing and signed by Employee and Company.

11. Representations and Warranties. Employee represents and warrants to the Company that:

a.	All prior confidentiality and non-compete agreements with former employers have been disclosed to the Company.

b.	All proprietary or confidential materials that are the property of a former employer have been returned to such former employer.

c.	Employment with the Company will not violate any prior confidentiality or non-compete agreements and will not result in misappropriation of another company’s trade secrets.

12. Non-Violation of Prior Agreements. Employee acknowledges that any misuse of a prior employer’s confidential information or trade secrets or violation of a prior non-compete agreement, are not authorized by Company and are outside the scope of Employee’s job responsibilities at the Company.

13. Damages and Injunctive Relief. Employee acknowledges and agrees that any violation of the terms of this Agreement will result in serious and irreparable damage to Company, and agrees that Company will be entitled to seek appropriate remedies for those damages, including, without limitation, injunctive relief to enforce any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 1st day of October, 2002.

EMPLOYEE:

Print Name:	Mark Capone
Signature:
Position:	VP Sales

COMPANY:

Print Name:	Peter D. Meldrum
Signature:
Position:	President & CEO